Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT

Gregory F. Hughes

Chief Operating Officer and

Chief Financial Officer

-Or-

Heidi Gillette

Investor Relations

(212) 594-2700

SL GREEN REALTY CORP. REPORTS

FOURTH QUARTER AND FULL YEAR 2009 FFO

OF $0.87 AND $4.43 PER SHARE AND

EPS OF $(0.07) AND $0.54 PER SHARE

Highlights

•                  Fourth quarter FFO totaled $0.87 per share (diluted) compared to $1.03 per share (diluted) for the fourth quarter of 2008.

•                  Net loss for the fourth quarter of 2009 totaled $0.07 per share (diluted) compared to net income of $1.34 per share (diluted) in the same period in the prior year.  The fourth quarter of 2009 includes a net loss of $0.35 per share resulting primarily from non-cash reserves on structured finance and other investments offset by gains from the early extinguishment of debt.  The fourth quarter of 2008 includes $1.13 per share relating to gains on the sale of real estate and from the early extinguishment of debt offset by reserves taken against the Company’s investment in Gramercy Capital Corp. (NYSE: GKK), or Gramercy, and other structured finance investments.

•                  Recognized combined same-store GAAP NOI growth of 4.2% for the fourth quarter, including 2.4% from the consolidated same-store properties and 8.9% from the unconsolidated joint venture same-store properties.  For the full year of 2009, combined same-store GAAP NOI growth was 3.7%, including 3.1% from the consolidated same-store properties and 5.3% from the unconsolidated joint venture same-store properties.

•                  Signed 24 Manhattan office leases totaling 423,850 square feet with average starting rents of $33.05 per rentable square foot during the fourth quarter.  Average Manhattan office starting rents increased by 2.4% on these leases over previously fully escalated rents.  Excluding the 227,782 square foot early renewal of BMW of Manhattan, Inc. at 555 West 57th Street, starting rents would have averaged $43.97 per rentable square foot.

•                  Signed 29 Suburban office leases totaling 345,999 square feet with average starting rents of $28.89 per rentable square foot during the fourth quarter.

•                  Ended the year with Manhattan occupancy rate of 95.0%.

•                  The Company acquired the first mortgage loan with a $187.8 million outstanding balance secured by the property at 510 Madison Ave, New York, NY from The Union Labor Life Insurance Company.

•                  Completed the foreclosure of 100 Church Street, consolidated 100% of the ownership and extended the existing $139.7 million financing on the property for a new four year term.

•                  Completed the first perpetual preferred issuance by a REIT since June 2008 with an underwritten public offering of 5,400,000 shares of the Company’s 7.625% Series C Cumulative Redeemable Preferred Stock.  The shares were priced at $23.53 per share including accrued dividends equating to a yield of 8.101% and generated net offering proceeds of approximately $122.6 million.

•                  The joint venture between SL Green and SITQ closed on a five-year $475.0 million refinancing of 1515 Broadway provided by a syndicate led by the Bank of China and which included DekaBank and LandesBank Baden-Wurtemberg. The new floating rate mortgage carries a rate of 250 basis points over the 30-day LIBOR.

•                  Repurchased approximately $21.9 million of the Company’s unsecured notes and exchangeable bonds since October 1, 2009, realizing gains on early extinguishment of debt aggregating approximately $0.6 million.  Since October 2008, the Company has repurchased approximately $779.2 million of its debt for approximately $577.3 million, which resulted in gains on early extinguishment of approximately $156.3 million.

Summary

New York, NY, January 25, 2010 — SL Green Realty Corp. (NYSE:  SLG) today reported funds from operations, or FFO, of $69.1 million, or $0.87 per share (diluted), for the quarter ended December 31, 2009, an increase of 12.4% compared to $61.5 million, or $1.03 per share (diluted), for the same quarter in 2008.

Net loss attributable to common stockholders totaled $5.1 million, or $0.07 per share (diluted), for the quarter ended December 31, 2009, compared to net income of $76.6 million, or $1.34 per share (diluted), for the same quarter in 2008.

Operating and Leasing Activity

For the fourth quarter of 2009, the Company reported revenues and EBITDA of $246.6 million and $120.9 million, respectively, compared to $269.0 million and $123.8 million in the same period in 2008.

Same-store GAAP NOI on a combined basis increased by 4.2% for the fourth quarter when compared to the same quarter in 2008, with the consolidated properties increasing 2.4% to $130.0 million and the unconsolidated joint venture properties increasing 8.9% to $53.7 million.  For the full year of 2009, combined same-store GAAP NOI growth was 3.7%, including 3.1% from the consolidated same-store properties and 5.3% from the unconsolidated joint venture same-store properties.

Occupancy for the Manhattan portfolio at December 31, 2009 was 95.0%.  During the quarter, the Company signed or commenced 34 leases in the Manhattan portfolio totaling 428,593 square feet, of which 24 leases and 423,850 square feet represented office leases.

Average starting Manhattan office rents of $33.05 per rentable square foot on the 423,850 square feet of office leases signed or commenced during the fourth quarter represented a 2.4% increase over the previously fully escalated rents.  Excluding the 227,782 square foot early renewal of BMW of Manhattan, Inc. at 555 West 57th Street, starting rents would have averaged $43.97 per rentable square foot.  The average lease term was 8.4 years and average tenant concessions were 1.7 months of free rent with a tenant improvement allowance of $14.36 per rentable square foot.

Average starting Suburban office rents of $28.89 per rentable square foot for the fourth quarter represented a 2.8% decrease over the previously fully escalated rents.  Occupancy for the Suburban portfolio was 88.7% at December 31, 2009.  During the quarter, the Company signed 31 leases in the Suburban portfolio totaling 346,443 square feet, of which 29 leases and 345,992 square feet represented office leases.

During the quarter, the Company had solid leasing activity at 711 Third Avenue, 555 West 57th Street, 1221 Avenue of the Americas and 28 West 44th Street all in New York City, and 100 and 500 Summit Lake Drive and 1 & 2 Jericho Plaza in the suburbs.

Leases which were signed or commenced during the fourth quarter included:

•                  Early renewal with BMW of Manhattan, Inc. for approximately 227,782 square feet at 555 West 57th Street.

•                  Early renewal with Signature Styles, LLC for approximately 45,575 square feet at 711 Third Avenue.

•                  New lease with Rockefeller Group Business Centers, Inc. for approximately 21,683 square feet at 1221 Avenue of the Americas.

•                  Early renewal with Verizon New York, Inc. for approximately 117,158 square feet at 500 Summit Lake Drive, Westchester.

•                  New lease with Con Ed Solutions for approximately 52,366 square feet at 100 Summit Lake Drive, Westchester.

•                  Early renewal with Traveler’s Indemnity for approximately 28,174 square feet at 1 & 2 Jericho Plaza, Long Island.

Marketing, general and administrative, or MG&A, expenses for the quarter ended December 31, 2009 were approximately $19.3 million, a decrease of $14.5 million (approximately 43%) from the $33.8 million for the same quarter ended December 31, 2008.

Real Estate Investment Activity

The Company became the sole owner of 100 Church Street, NY, NY, a 1.05 million-square-foot office tower located in downtown Manhattan, following the successful foreclosure of the senior mezzanine loan at the property in January 2010.  The Company’s initial investment totaled $40.9 million which was comprised of a 50% interest in the senior mezzanine loan and two other mezzanine loans at 100 Church Street, which it acquired from Gramercy in the summer of 2007. As part of a consensual arrangement reached with the then-current owners in August 2009, SL Green, on behalf of the mezzanine lender, obtained management and leasing control of the property.  At closing of the foreclosure, the Company funded additional capital into the project as part of its agreement with Wachovia Bank, N.A. to extend and restructure the existing financing for a new four year term. Gramercy declined to fund its share of this capital and instead entered into a transaction whereby it transferred its interests in the investment to SL Green at closing, subject to certain future contingent payments.

Financing and Capital Activity

In January, 2010, the Company priced an underwritten public offering of 5,400,000 shares of its 7.625% Series C Cumulative Redeemable Preferred Stock.  Upon completion of this offering, the Company will have 11,700,000 shares of 7.625% Series C Cumulative Redeemable Preferred Stock outstanding.  The shares of Series C preferred stock have a liquidation preference of $25.00 per share and are redeemable at par, plus accrued and unpaid dividends, at any time at the option of the Company. The shares were priced at $23.53 per share including accrued dividends equating to a yield of 8.101%.  The Company intends to use the estimated net offering proceeds of $122.6 million for general corporate and/or working capital purposes, which may include investment opportunities, purchases of the indebtedness of its subsidiaries in the open market from time to time and the repayment of indebtedness at the applicable maturity or put date.

In December, 2009, the joint venture between SL Green and SITQ closed on a five-year $475.0 million refinancing of 1515 Broadway provided by a syndicate led by the Bank of China and which included DekaBank and LandesBank Baden-Wurtemberg. The new floating rate mortgage carries a rate of 250 basis points over the 30-day LIBOR.  In connection with the refinancing the joint venture de-levered the asset, replacing the former $625.0 million mortgage that was due to mature in November 2010.

The Company repurchased approximately $21.9 million of its exchangeable bonds since October 1, 2009, realizing gains on early extinguishment of debt aggregating approximately $0.6 million.

Structured Finance Activity

The Company’s structured finance investments totaled approximately $784.6 million at December 31, 2009 (excluding approximately $1.0 million of structured finance investments which were classified as held for sale at December 31, 2009), an increase of approximately $104.8 million from the balance at December 31, 2008.  In December, 2009, the Company acquired the first mortgage loan with a $187.8 million outstanding balance secured by the property at 510 Madison Ave, New York, NY from The Union Labor Life Insurance Company.  Also during the fourth quarter, the Company recorded approximately $26.8 million in additional reserves against its structured finance and other investments.  The structured finance investments currently have a weighted average maturity of 2.9 years and had a weighted average yield for the quarter ended December 31, 2009 of 10.3%, exclusive of loans totaling $109.2 million which are on non-accrual status.

Dividends

During the fourth quarter of 2009, the Company declared quarterly dividends on its outstanding common and preferred stock as follows:

•                  $0.10 per share of common stock. Dividends were paid on January 15, 2010 to stockholders of record on the close of business on December 31, 2009.

•                  $0.4766 and $0.4922 per share on the Company’s Series C and D Preferred Stock, respectively, for the period October 15, 2009 through and including January 14,

2010.  Dividends were paid on January 15, 2010 to stockholders of record on the close of business on December 31, 2009, and reflect regular quarterly dividends, which are the equivalent of annualized dividend of $1.90625 and $1.96875, respectively.

Conference Call and Audio Webcast

The Company’s executive management team, led by Marc Holliday, Chief Executive Officer, will host a conference call and audio webcast on Tuesday, January 26, 2010 at 2:00 pm ET to discuss the financial results. The Supplemental Package will be available prior to the quarterly conference call on the Company’s website, www.slgreen.com, under “financial reports” in the investors section.

The live conference will be webcast in listen-only mode on the Company’s website under “event calendar & webcasts” in the investors section and on Thomson’s StreetEvents Network. The conference may also be accessed by dialing 866.202.0886 Domestic or 617.213.8841 International, using pass-code “SL Green.”

A replay of the call will be available through February 2, 2010 by dialing 888.286.8010 Domestic or 617.801.6888 International, using pass-code 91181326.

Supplemental Information

The Supplemental Package outlining the Company’s fourth quarter 2009 financial results will be available prior to the quarterly conference call on the Company’s website.

Company Profile

SL Green Realty Corp. is a self-administered and self-managed real estate investment trust, or REIT, that predominantly acquires, owns, repositions and manages Manhattan office properties. The Company is the only publicly held REIT that specializes in this niche. As of December 31, 2009, the Company owned interests in 29 New York City office properties totaling approximately 23,211,200 square feet, making it New York’s largest office landlord. In addition, at December 31, 2009, SL Green held investment interests in, among other things, eight retail properties encompassing approximately 374,812 square feet, three development properties encompassing approximately 399,800 square feet and two land interests, along with ownership interests in 31 suburban assets totaling 6,804,700 square feet in Brooklyn, Queens, Long Island, Westchester County, Connecticut and New Jersey.

To be added to the Company’s distribution list or to obtain the latest news releases and other Company information, please visit our website at www.slgreen.com or contact Investor Relations at 212-216-1601.

Disclaimers

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure can be found on page 9 of this release and in the Company’s Supplemental Package.

Forward-looking Statement

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), development trends of the real estate industry and the Manhattan, Brooklyn, Queens, Westchester County, Connecticut, Long Island and New Jersey office markets, business strategies, expansion and growth of our operations and other similar matters, are forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate.

Forward-looking statements are not guarantees of future performance and actual results or developments may materially differ, and we caution you not to place undue reliance on such statements.  Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms.

Forward-looking statements contained in this press release are subject to a number of risks and uncertainties which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us.  These risks and uncertainties include the effect of the credit crisis on general economic, business and financial conditions, and on the New York Metro real estate market in particular; dependence upon certain geographic markets; risks of real estate acquisitions, dispositions and developments, including the cost of construction delays and cost overruns; risks relating to structured finance investments; availability and creditworthiness of prospective tenants and borrowers; bankruptcy or insolvency of a major tenant or a significant number of smaller tenants; adverse changes in the real estate markets, including reduced demand for office space, increasing vacancy, and increasing availability of sublease space; availability of capital (debt and equity); unanticipated increases in financing and other costs, including a rise in interest rates; our ability to comply with financial covenants in our debt instruments; our ability to maintain our status as a REIT; risks of investing through joint venture structures, including the fulfillment by our partners of their financial obligations; the continuing threat of terrorist attacks, in particular in the New York Metro area and on our tenants; our ability to obtain adequate insurance coverage at a reasonable cost and the potential for losses in excess of our insurance coverage, including as a result of environmental contamination; and legislative, regulatory and/or safety requirements adversely affecting REITs and the real estate business, including costs of compliance with the Americans with Disabilities Act, the Fair Housing Act and other similar laws and regulations.

Other factors and risks to our business, many of which are beyond our control, are described in our filings with the Securities and Exchange Commission.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise.

SL GREEN REALTY CORP.

STATEMENTS OF OPERATIONS-UNAUDITED

(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenue:
Rental revenue, net	$193,235	$192,503	$773,216	$773,960
Escalations and reimbursement revenues	29,520	31,197	124,455	123,038
Preferred equity and investment income	16,911	37,292	65,609	110,919
Other income	6,946	8,033	47,379	71,505
Total revenues	246,612	269,025	1,010,659	1,079,422

Equity in net income from unconsolidated joint ventures	16,392	10,422	62,878	59,961
Gain on early extinguishment of debt	606	77,465	86,006	77,465

Expenses:
Operating expenses	55,136	59,781	217,559	228,191
Ground rent	7,822	7,709	31,826	31,494
Real estate taxes	33,696	30,110	141,723	126,304
Loan loss and other investment reserves	26,832	101,732	150,510	115,882
Marketing, general and administrative	19,255	33,770	73,992	104,583
Total expenses	142,741	233,102	615,610	606,454

Earnings Before Interest, Depreciation and Amortization (EBITDA)	120,869	123,810	543,933	610,394
Interest expense, net of interest income	54,195	70,788	236,300	291,536
Amortization of deferred financing costs	1,966	1,662	7,947	6,433
Depreciation and amortization	60,238	55,414	226,545	216,583
Loss (gain) on equity investment in marketable securities	(232)	147,489	396	147,489
Net income (loss) from Continuing Operations	4,702	(151,543)	72,745	(51,647)
Income (loss) from Discontinued Operations	—	954	(930)	4,066
Gain (loss) on sale of Discontinued Operations	(1,741)	238,892	(6,841)	348,573
Net gain on sale of interest in unconsolidated joint venture/ real estate	—	—	6,691	103,056
Net income	2,961	88,303	71,665	404,048
Net income attributable to noncontrolling interests	(3,115)	(6,694)	(14,121)	(23,238)
Net income (loss) attributable to SL Green Realty Corp.	(154)	81,609	57,544	380,810
Preferred stock dividends	(4,969)	(4,969)	(19,875)	(19,875)
Net income (loss) attributable to common stockholders	$(5,123)	$76,640	$37,669	$360,935

Earnings Per Share (EPS)
Net income (loss) per share (Basic)	$(0.07)	$1.35	$0.54	$6.22
Net income (loss) per share (Diluted)	$(0.07)	$1.34	$0.54	$6.20

Funds From Operations (FFO)
FFO per share (Basic)	$0.87	$1.04	$4.43	$5.72
FFO per share (Diluted)	$0.87	$1.03	$4.43	$5.69

Basic ownership interest
Weighted average REIT common shares for net income per share	77,266	57,071	69,735	57,996
Weighted average partnership units held by noncontrolling interests	1,913	2,340	2,230	2,340
Basic weighted average shares and units outstanding for FFO per share	79,179	59,411	71,965	60,336
Diluted ownership interest
Weighted average REIT common share and common share equivalents	77,541	57,120	69,814	58,258
Weighted average partnership units held by noncontrolling interests	1,913	2,340	2,230	2,340
Diluted weighted average shares and units outstanding	79,454	59,460	72,044	60,598

SL GREEN REALTY CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	December 31, 2009	December 31, 2008
	(Unaudited)
Assets
Commercial real estate properties, at cost:
Land and land interests	$1,379,052	$1,386,090
Buildings and improvements	5,585,584	5,544,019
Building leasehold and improvements	1,280,256	1,259,472
Property under capital lease	12,208	12,208
	8,257,100	8,201,789
Less accumulated depreciation	(738,422)	(546,545)
	7,518,678	7,655,244
Assets held for sale, net	992	184,035
Cash and cash equivalents	343,715	726,889
Restricted cash	94,495	105,954
Investment in marketable securities	58,785	9,570
Tenant and other receivables, net of allowance of $14,271 and $16,898 in 2009 and 2008, respectively	22,483	30,882
Related party receivables	8,570	7,676
Deferred rents receivable, net of allowance of $24,347 and $19,648 in 2009 and 2008, respectively	166,981	145,561
Structured finance investments, net of discount of $46,802 and $18,764 and allowance of $93,844 and $45,766 in 2009 and 2008, respectively	784,620	679,814
Investments in and advances to unconsolidated joint ventures	1,058,369	975,483
Deferred costs, net	139,257	133,052
Other assets	290,632	330,193
Total assets	$10,487,577	$10,984,353

Liabilities and Equity
Mortgage notes payable	$2,595,552	$2,591,358
Revolving credit facility	1,374,076	1,389,067
Senior unsecured notes	823,060	1,501,134
Accrued interest and other liabilities	34,734	70,692
Accounts payable and accrued expenses	125,982	133,100
Deferred revenue/gain	349,669	427,936
Capitalized lease obligation	16,883	16,704
Deferred land lease payable	18,013	17,650
Dividend and distributions payable	12,006	26,327
Security deposits	39,855	34,561
Liabilities related to assets held for sale	—	106,534
Junior subordinate deferrable interest debentures held by trusts that issued trust preferred securities	100,000	100,000
Total liabilities	5,489,830	6,415,063
Commitments and contingencies	—	—
Noncontrolling interest in operating partnership	84,618	87,330
Equity
SL Green Realty Corp. stockholders’ equity
7.625% Series C perpetual preferred shares, $0.01 par value, $25.00 liquidation preference, 6,300 issued and outstanding at December 31, 2009 and 2008, respectively	151,981	151,981
7.875% Series D perpetual preferred shares, $0.01 par value, $25.00 liquidation preference, 4,000 issued and outstanding at December 31, 2009 and 2008, respectively	96,321	96,321
Common stock, $0.01 par value 160,000 shares authorized, 80,875 and 60,404 issued and outstanding at December 31, 2009 and 2008, respectively (inclusive of 3,360 shares held in Treasury at both December 31, 2009 and 2008)	809	604
Additional paid-in capital	3,525,901	3,079,159
Treasury stock-at cost	(302,705)	(302,705)
Accumulated other comprehensive loss	(33,538)	(54,747)
Retained earnings	949,669	979,939
Total SL Green Realty Corp. stockholders’ equity	4,388,438	3,950,552
Noncontrolling interests in other partnerships	524,691	531,408
Total equity	4,913,129	4,481,960
Total liabilities and equity	$10,487,577	$10,984,353

SL GREEN REALTY CORP.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
FFO Reconciliation:
Net income (loss) attributable to common stockholders	$(5,123)	$76,640	$37,669	$360,935
Add:
Depreciation and amortization	60,238	55,414	226,545	216,583
Discontinued operations depreciation adjustments	—	783	708	6,656
Joint venture depreciation and noncontrolling interest adjustments	9,577	13,680	39,964	42,559
Net (income) loss attributable to noncontrolling interests	3,115	6,694	14,121	23,238
Loss (gain) on equity investment in marketable securities	(232)	147,489	396	147,489
Less:
Gain (loss) on sale of discontinued operations	(1,741)	238,892	(6,841)	348,573
Equity in net gain (loss) on sale of joint venture property/real estate	—	—	6,691	103,056
Depreciation on non-rental real estate assets	187	281	736	974
Funds from Operations	$69,129	$61,527	$318,817	$344,856

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Earnings before interest, depreciation and amortization (EBITDA):	$120,869	$123,810	$543,933	$610,394
Add:
Marketing, general & administrative expense	19,255	33,770	73,992	104,583
Net Operating income from discontinued operations	—	2,344	1,639	12,451
Loan loss reserves	26,832	101,732	150,510	115,882
Less:
Non-building revenue	(18,807)	(41,819)	(87,048)	(158,958)
Gain on early extinguishment of debt	(606)	(77,465)	(86,006)	(77,465)
Equity in net income from joint ventures	(16,392)	(10,422)	(62,878)	(59,961)
GAAP net operating income (GAAP NOI)	131,151	131,950	534,142	546,926

Less:
Net Operating income from discontinued operations	—	(2,344)	(1,639)	(12,451)
GAAP NOI from other properties/affiliates	(1,129)	(2,580)	(12,404)	(29,803)
Same-Store GAAP NOI	$130,022	$127,026	$520,099	$504,672

SL GREEN REALTY CORP.

SELECTED OPERATING DATA-UNAUDITED

	December 31,
	2009	2008
Manhattan Operating Data: (1)
Net rentable area at end of period (in 000’s)	23,211	23,211
Portfolio percentage leased at end of period	95.0%	96.7%
Same-Store percentage leased at end of period	95.8%	96.6%
Number of properties in operation	29	29

Office square feet leased during quarter (rentable)	423,850	1,521,146
Average mark-to-market percentage-office	2.4%	16.6%
Average starting cash rent per rentable square foot-office	$33.05	$56.35

(1)  Includes wholly owned and joint venture properties.